CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       INKINE PHARMACEUTICAL COMPANY, INC.

           Under Section 805 of the New York Business Corporation Law

         IT IS HEREBY CERTIFIED THAT:

          FIRST: The name of the corporation is InKine Pharmaceutical Company, Inc. (the "Corporation"). The original name under which the Corporation was formed was Panax Pharmaceutical Company Ltd.

          SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State of New York on May 27, 1993.

          THIRD: The effect of this Certificate of Amendment to the Certificate of Incorporation of the Corporation is to remove any and all shareholder preemptive rights.

          FOURTH: To accomplish the foregoing amendment, Article FOURTH of the Certificate of Incorporation of the Corporation, which relates to the capital stock of the Corporation, shall be amended by the addition of a second paragraph that immediately follows the first and only paragraph of current Article FOURTH, which second paragraph shall state:

                  No holder of shares of the Corporation shall be entitled as of right to subscribe for, purchase or receive any new or additional shares of any class, whether now or hereafter authorized, or any notes, bonds, debentures or other securities convertible into, or carrying options or warrants to purchase, shares of any class; but all such new or additional shares of any class, or notes, bonds, debentures or other securities convertible into, or carrying options or warrants to purchase, shares of any class may be issued or disposed of by the Board of Directors of the Corporation to such persons and on such terms as it, in its absolute discretion, may deem advisable.

          FIFTH: The foregoing amendment of the Certificate of Incorporation of the Corporation was authorized by the affirmative vote of all the members of the Board of Directors of the Corporation, followed by the affirmative vote of a majority of the holders of all of the outstanding shares of the Corporation entitled to vote on the said amendment of the Certificate of Incorporation.

          IN WITNESS WHEREOF, the undersigned subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by the undersigned and are true and correct.

Dated:   June 17, 2004                 InKine Pharmaceutical Company, Inc.


                                       LEONARD S. JACOB, M.D., PH.D.
                                       ----------------------------
                                       By:      Leonard S. Jacob, M.D., Ph. D.
                                       Title:   Chairman of the Board, President
                                                and Chief Executive Officer

                                       ROBERT F. APPLE
                                       --------------------------
                                       By:      Robert F. Apple
                                       Title:   Secretary and Chief Operating
                                                and Financial Officer